EXHIBIT 10.11

Capacity Rights of Use Agreement

This Capacity Rights of Use Agreement is entered into on this 31st day of July, 2003 (the “Effective Date”), by and between Barak I.T.C. (1995) – The International Telecommunications Services Corp. Ltd., a corporation duly organized and existing under the laws of Israel, having its principal place of business at 15 Hamelacha St, Cible Park, Rosh Ha’ayin 48091, Israel (“Barak”), and Internet Gold -Golden Lines Ltd, a corporation duly organized and existing under the laws of Israel, having its principal place of business at 1 Alexander Yannai St. Petah Tikwa, 49277 Israel (“Customer”).

WHEREAS: Barak is a telecommunications carrier duly authorized in Israel to provide international telecommunications services; and

WHEREAS: Barak has acquired from Mediterranean Nautilus Limited, a company existing under the laws of the Republic of Ireland (“MN” or the “Network Owner”) a right of use of capacity in fifteen STM-1 circuits along the Network which is described in Schedule 1, attached hereto; and

WHEREAS: The Customer is an ISP duly authorized in Israel to provide internet services; and

WHEREAS: Subject to the terms and conditions of this Capacity Rights of Use Agreement, Barak wishes to sell to Customer and Customer wishes to acquire from Barak, a right of use of the capacity (the “ROU Capacity”).

NOW, THEREFORE, Barak and Customer (hereinafter, collectively, the “Parties”, or singularly, the “Party”) hereby covenant and agree with each other as follows:

1. Introduction and Definitions

1.1.	This Capacity Rights of Use Agreement and the Schedules attached hereto, together, comprise the “Capacity Rights of Use Agreement” or “Agreement” between the Parties.

1.2.	The headings in this Agreement are inserted for convenience of reference only and shall not affect its interpretation.

1.3.	For the purposes of this Agreement, the following capitalized terms shall have the corresponding meaning set forth below, unless otherwise stated:

“Affiliate” —	means an entity, which controls, is under the control of, or is under the common control of another entity.

“Business Day” —	means a day on which banks are generally open for business in Israel.

“Basic Network Module or BNM” —	means the information structure used to support path layer connections in the SDH, in accordance with the ITU-T G.707 recommendation. BNM can be structured as a DS3 or a STM-N frame.

“Circuit ROU Charge” —	means the charge payable by the Customer in respect of the ROU granted for each circuit for the ROU, in the amount stated in Section 5.

“Control” —	means ownership of not less than 50% of an entity’s outstanding share capital.

“Conversion” —	means the use of any Circuit in a manner, which would cause the Permitted Capacity Units to be exceeded.

“DS3” —	means a 45 Mbps both way digital line section passing between two system Interface Points, together with the interconnection interfaces pertaining thereto, as specified in ITU-T Recommendation G.704.

“Network”	The digital, fiber optic cable network described in Schedule 1, as may be varied from time to time pursuant to the terms hereto.

“STM-1” —	means a 155 Mbit/sec both way digital line section passing between two system Interface Points, together with the interconnection interfaces pertaining thereto as specified in ITU-T Recommendation G.707.

“Insolvency Event” —	means in relation a Party, any of the following: (i) an administration order is granted; (ii) it is unable to pay its debts as they fall due and it enters into a scheme of arrangement or makes a general assignment or an arrangement or composition with or for the benefit of its creditors; (iii) any step is taken to enforce security over or a distress, execution or other similar process is levied or served against the whole or a substantial part of its assets or undertaking, including, without limitation, by a mortgagee, the appointment of a receiver or, administrative receiver, to enforce that security; (iv) a winding-up order is made, meeting convened, resolution passed with a view to its insolvent winding up; (v) possession is taken, by or on behalf of any mortgagee (including a debenture holder in respect of a floating charge) of the whole or substantially the whole of its property or undertaking; (vi) any event or circumstance occurs which under the law of any relevant jurisdiction has an analogous or equivalent effect to any of the events listed in provisos (i) to (v) above, inclusive.

“LIBOR” —	means the London Interbank Offered Rate for one-month dollar deposits, as published in the Wall Street Journal on the first business day of the month in which any payment is due under this Agreement.

“Network” —	shall mean the digital, fiber optic cable network described in Schedule 1, as may be varied from time to time in accordance with Section 12.

“Network Interface”—	means the nominal DS3 or STM-1 electrical input/output ports, as defined applicable ITU-T G.703 recommendation, on the Digital Distribution Frame (“DDF”) but excluding the DDF itself, where the BNM connects with other transmission facilities or equipment or the STM-N optical input-output ports, in accordance with ITU-T G.957, on the optical distribution frame (“ODF”).

“Permitted Capacity Units”—	shall mean those units of capacity in which Customer may use the ROU Capacity under this Agreement, and that are specified in Schedule 3.

“PoP” —	means a location of a Network’s Interface.

“Rerouting” —	means the changing of a Circuit’s originating point and/or terminating point.

“ROU Capacity” —	Such circuit or circuits of capacity along the Network ordered by the Customer as described in Section 2.1 and 3 herein.

2. Obligations and ROU Capacity

  The ROU Capacity under this Agreement shall consist of the 14 STM-1 circuits each a “ROU Circuit”), described in paragraph 3. In the event that at any time during the period of this Agreement, Customer elects to acquire at least another STM1 circuit between Israel and any of the termination points listed in Schedule 5, it shall order such one circuit from Barak in accordance with the terms hereto and that circuit will be deemed part of the ROU Capacity, subject to the terms of Sections 5 and 6 hereunder.

2.1	The Customer hereby undertakes to request the activation by Barak and Barak hereby undertakes to fulfill such request of activation of the entire ROU Capacity by June 30, 2006, and in accordance with Section 3.3 hereto.

2.2	It is hereby agreed between the parties that upon the execution of this agreement, the agreements between Barak and Customer, dated April 4, 2001, May 22, 2001, January 22, 2002 and December 26, 2002 attached hereto as Annexes A-D, as such agreements have been extended and/or amended, shall be null and void, with the following exceptions:

2.2.1	The terms of the agreement dated April 4, 2001 as amended and/or extended on 22 May, 2001, January 22, 2002 and December 26, 2002 regarding one (I) STMT circuit from Israel to London via the CIOS-SMW3 system will continue to apply, subject to the following amendment:.

The monthly price as of July 1, 2003 will be [    ]* per month instead of the current price of [    ]* per month.

2.2.2	The terms of the agreement between the parties dated January 22, 2002 as amended and/or extended on December 26, 2002 regarding local loops in Israel for two (2) STM1 circuits shall continue to apply subject to the following amendment: the price for the said local loops, as of the date of execution of this Agreement shall be [ ]* per month for the circuit from Petah – Tikwa (IG) to Tel Aviv and [ ]* per month for the circuit Petah - Tikwa (IG) to Petah-Tikwa (MN landing station).

The above-mentioned rates are subject to Customer’s allowing Barak install the required equipment at Customer’s premises.

2.2.3	In addition, Barak will provide the Customer with an IP port in London and the local loop between Customer’s premises in Petah Tikva and MN’s landing station in Tel Aviv, for the circuit mentioned in section 3.3.1 (end of paragraph) herein.

Between 15 July 2003 and 15 May 2004, Customer will pay Barak [    ]* per month for the said IP port and local loop in Israel. As of May 16, 2004, the price of the said IP port and local loop in Israel, should Customer order them from Barak, shall be as agreed upon by the Parties.

*	This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

2.2.4	Barak undertakes to offer local loops in Israel for any and or all of the ROU Circuits for the following prices:

[    ]* per month for circuits from Customer PoP Petah-Tikwa to MN PoP Petah-Tikwa.

[    ]* per month for circuits going from Customer PoP Petah-Tikwa to MN Tel Aviv.

[    ]* per month for circuits going from Customer PoP Petah-Tikwa to MN Tirat Hacarmel.

These prices will be offer the first three (3) years from the Activation of each ROU Circuit. Notwithstanding the above Customer shall only be obligated to acquire such local loop services from Barak for a period of 12 months from the Activation of each ROU Circuit. After 12 months customer may request to terminate any local loop order from Barak subject to 30 days prior notice in writing.

3. Sale of ROU

3.1	Subject to the terms and conditions of this Agreement, Customer hereby undertakes to purchase from Barak and Barak hereby agrees to sell to Customer a Right of Use of the ROU Capacity and to transfer to Customer the legal title the ROU Circuits.

3.2	The aforementioned title in the ROU Capacity, shall vest, with respect of each ROU Circuit, activated pursuant to this Agreement, on the date the Customer completes payment of the ROU Circuit Charge in respect of such ROU Circuit. The ROU granted hereunder shall expire on May 1 2017, subject to Customer’s option in accordance with Section 12.2 herein.

3.3	Customer agrees to request the activation of each ROU Circuit covered by this Agreement, by June 30, 2006 and Barak hereby undertakes to fulfill such request of activation, in accordance with the following schedule:

3.3.1	Not less than four (4) STM-1’s of the ROU Capacity, not later than December 31, 2003. The parties acknowledge that two (2) of these circuits are already activated pursuant to the agreement between the Parties dated January 22, 2002 and the amendment/extension December 26, 2002 and the terms of this Agreement shall apply to them as of 1 July 2003. One of these two circuits will be rerouted through a new circuit directly from Israel to New York (60 Hudson Street) within 3 months of the execution date of this Agreement. A third circuit currently supplied to Customer by MN, from Petah Tikwa to London, shall also be included in the first provisioning and the terms of this Agreement shall apply to it as of 15 July 2003, subject to the Customer’s taking all the necessary actions on its part in order to terminate its agreement with the aforesaid parties with respect to the circuit. Upon the execution of this Agreement and subject to the above, the said three (3) circuits shall be deemed activated under the terms of this Agreement.

3.3.2	Not less than an six (6) STM 1’s (or equivalent capacity) of the ROU Capacity, not later than December 31, 2005.

3.3.3	An additional four (4) STM 1’s of the ROU Capacity and the optional circuit mentioned in section 2.1, not later than June 30, 2006.

*	This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

3.4	Except as provided herein, nothing contained in this Agreement shall operate as to entitle Customer to any right to legal ownership, physical access, or interest of any type whatsoever in the Network or any portion thereof.

3.5	Barak’s obligation to grant title of ROU in each ROU Circuit is subject to receipt by Barak of payment in full of the Circuit ROU Charge related to such Circuit pursuant to the payment schedule in Section 5.

3.6	For the sake of clarity prior to the vesting of ROU title in any circuit of ROU Capacity as set forth in Sections 3.2 and 3.5, Customer shall be entitled to use any such circuit on the terms of this Agreement, provided that Customer is not in default under this Agreement.

3.7	Following payment in full of the Circuit ROU Charge in respect of a particular ROU Circuit, and at the request of Customer, it may notify Barak that it wishes the ROU rights that Barak has acquired from MN in respect of that particular ROU Circuit to be assigned to the Customer and Barak shall in this event assign the said rights to Customer..

3.8	In the event that the ROU Rights in respect of a particular ROU Circuit are so assigned to the Customer, the terms and provisions of this Agreement shall cease to apply to the relevant ROU Circuit only. In such case, Internet Gold will enter into an agreement directly with MN with respect to the relevant circuit at a price no less favorable to Customer than the terms of this Agreement. Attached as Schedule 6 is a letter from MN to Customer with respect to the ROU Capacity.

3.9	Customer shall be entitled to route up to four (4) STM-1 circuits out of the Total ROU Capacity to be routed from Israel to New York. All other circuits will be routed from Israel to any PoP along the MN Western European System.

4. Procedures for Activations; Conversion; Rerouting

4.1	Activations. Customer may request that Circuits be activated for Customer’s use at the Permitted Capacity Units specified in Schedule 3. Customer’s request shall be made by sending to Barak an Activation Request not later than forty five (45) days from the requested activation date. Barak shall activate the ROU Circuit(s) covered by the Activation Request on such date, as close as reasonably practicable to the activation date requested in the Activation Request; provided, that Barak shall not be required to activate circuit(s) of capacity covered by an Activation Request, in any of the following circumstances: (i) before the lapse of forty five(45) days after receipt of an Activation Request; or (ii) if activation of any of the circuit(s) covered by an Activation Request would cause the aggregate capacity activated for Customer’s use to exceed the ROU Capacity or the Permitted Capacity Units, as specified Schedule 3. In no event shall Barak be liable for any delay in the activation of any circuit except in accordance with Schedule 4 (SLA) attached hereto.

4.2	Rerouting. Customer may request to reroute any active ROU Circuit by sending to Barak a Rerouting Request not later than sixty (60) days from the requested Rerouting date. Barak shall Reroute the relevant ROU Circuit on the date as closely as reasonably practicable to the requested Rerouting date; provided, that (a) Barak shall not be required to comply with a Rerouting Request which is inconsistent with the provisions of Section 2; and (b) Barak shall not be required to comply with a Rerouting Request if compliance with such request would cause the aggregate capacity activated for Customer’s use to exceed the ROU Capacity as specified in Section 2; and (c) Barak shall not be required to Reroute any capacity before the later of (i) the lapse of sixty (60) days after receipt of a Rerouting Request; or (ii) receipt, by Barak of any Rerouting Charges due by Customer pursuant to sub-section (e) ; and (d) any rerouting request shall be subject to the availability of capacity on alternative routes; and (e) Customer shall bear any additional costs resulting from the rerouting, and specifically any rerouting charges which may be required by MN.

4.3	Notwithstanding any provision herein to the contrary, Customer’s remedies and Barak’s liability, for any delays in activations, Rerouting or Conversions of any Circuit, shall be limited solely and exclusively to the provisions of the SLA.

5. Payment of Circuit ROU Charge

5.1

In consideration for all the rights granted under this Agreement, Customer shall pay a Circuit ROU Charge, in respect of each ROU Circuit, in the amount of US [    ]*([    ]*), in accordance with section 5.2 below. This price will also be applicable to the 15th ROU circuit.

5.2	Upon requesting activation of ROU Circuit, Customer shall notify Barak whether it elects to pay the Circuit ROU Charge in respect of that Circuit in accordance with paragraph (a) or (b) below:

Customer may elect to pay the Circuit ROU Charge in respect of each Circuit in thirty-six (36) monthly installments, in which case the installments will be as follows:

(a)	during each of the first 24 months: [ ]*;

(b)	during each of months 25-36: [ ]*;

The first monthly payment in respect of each Circuit shall become due and payable upon activation of the same Circuit. Thereafter, each monthly payment, in respect of that Circuit, shall become due and payable, on the first day of each calendar month.;

(a)	Customer may elect to pay the Circuit ROU Charge in respect of each ROU Circuit by making one up-front payment. In such event, Customer shall benefit from a [ ]* financing discount and then a further [ ]* discount, rendering the total Circuit ROU Charge due in respect of that Circuit as [ ]* ([ ]*).

(ii) In the event Customer wishes at any time during the period of the installments in accordance with small Section (a) above to pay the remaining sum up-front, Customer shall notify Barak and the Parties will negotiate a fair and equitable arrangement taking into account all the relevant factors.

(iii) For removal of doubt, it is hereby clarified that a single invoice for payment of the entire Circuit ROU Charge with respect to each circuit shall be issued following the request for activation of each circuit — pursuant to section 3.3 above. The terms of payment for each invoice shall be in accordance with this section 5.2.

*	This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

5.3	The Circuit ROU Charge in respect of each ROU Circuit under this Agreement is non-refundable and shall become independently due and payable, in accordance with Section 5. Customer’s obligation to pay the Circuit ROU Charge and other amounts due and payable pursuant to this Agreement shall not be subject to any set-off, counterclaim, deduction, defense or other right, which Customer may have against Barak or any third party.

6. Maintenance of the ROU Capacity

6.1	Customer shall be provided with operation and maintenance services with respect to all of the Circuits covered by this Agreement, in accordance with the technical characteristics, quality standards, provisioning and maintenance procedures, as set forth in the SLA (such services: “O&M Services”).

6.2	In consideration for the O&M Services, Customer shall pay O&M Charges for each ROU Circuit, in the amounts and on the payment terms set forth below in Section 6.3, for the entire term of the activation of each ROU Circuit. Subject to Customer’s right to service credits pursuant to the SLA, the O&M Charges are not refundable.

6.3	The amounts payable for O&M charges in respect of each circuit under this Agreement shall be as follows:

(a)	During the first three years following activation of each circuit, [ ]*. Thereafter, Customer shall pay Barak O&M charges as follows:

(a)	during years 4-6 from activation of each circuit: [ ]* per circuit per month;

(b)	during years 7-15: from activation of each circuit: [ ]* per circuit per month;

(ii)	Notwithstanding the above, in the event Customer exercises its option to order a 15th ROU Circuit in accordance with section 2.1 herein, the O&M Charge for the 15th ROU Circuit shall be as follows:

(a)	during years 4-6 from activation of the circuit: [ ]* per month;

(b)	during years 7-15 from activation of the circuit: [ ]* per month;

Subject to the above, O&M Charges shall be made quarterly and in advance, on each of January 1st, April 1st, July 1st and October 1st, of each year.

(b)	The first payment of O&M Charges shall be such as to include payment for O&M Charges due for the preceding quarter, prorated on a daily basis, reflecting such fraction of that quarter from the date of activation until its end.

7. Price Protection

For the avoidance of doubt, neither Party shall be entitled to demand any price amendment or revision, except under the terms of a Price Protection Policy, which is agreed upon between the parties and attached hereto as Schedule 4.

*	This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

8. General Conditions of Payment

8.1	Barak shall invoice Customer for payments due under this Agreement at least thirty (30) days before the date such payment is due.

8.2	Invoices submitted by Barak shall be deemed to have been accepted by Customer if Customer does not present a written objection to Barak at least seven (7) Business Days before payment is due. In the event that Customer disputes a portion of the invoice, Customer shall pay the amount of the invoice not in dispute and shall notify Barak in writing of the disputed amounts and the reasons for disputing them. The Parties shall make all reasonable efforts to resolve such dispute promptly. If the dispute is not resolved within 21 days of Customer’s notification, it shall be referred to the Chief Executive Officer of each party who shall make all reasonable efforts to resolve the matter between them. In the event any such dispute is resolved by the Parties in favor of Barak, Customer shall pay to Barak the disputed amount (or portion thereof, as applicable), together with Interest, as defined below.

8.3	Any and all payments due under this Agreement, including, without limitation, Circuit ROU Charge, O&M Charges, and any Additional Charges, shall be made on or before their due date, by deposit or wire transfer into an Account, nominated by Barak and notified to the Customer.

8.4	Late payments shall accrue interest at a rate consisting of the aggregate of (i) LIBOR for U.S. dollars three-month deposits as quoted in The Wall Street Journal on the first business day of the month in which such payment is due; and (ii) a margin of two and one fourth percent (2.25%) (“Interest”). Such Interest shall accrue daily, for each late payment, beginning one Business Day after its due date, until funds constituting such payment are credited to Barak and available for its use; provided, that interest hereunder shall only apply to a payment due under this Agreement, beginning thirty (30) days after an invoice was rendered with respect to such payment.

8.5	All Prices listed in this Agreement are in United States Dollars. All payments shall be made in US Dollars.

9. Use of ROU Canacity

Customer hereby represents and warrants that any and all use of the ROU Capacity, shall be in full and continuous compliance with any code, ordinance, law, rule, regulation or restriction or policy of insurance of Israel, the United States, the EU, or any other relevant jurisdiction. Customer shall not use, nor allow the use of the ROU Capacity whether by act or by omission, in any way, which may interrupt, interfere with, or impair service over the Network, or any part thereof, or infringe on the privacy or other rights of any person with respect to communication transmitted over the Network, or any part thereof.

10. Interconnection Services; Restoration

10.1	Customer hereby acknowledges that this Agreement does not cover services relating to the interconnection between a PoP along the Network’s and a local PoP terrestrial Network or connection to a local PSTN (“Interconnection Services”) and any arrangements with respect to Interconnection Services shall be Customer’s sole responsibility. Barak undertakes with respect to facilities at each termination point listed in Schedule 6, that the infrastructure of such facilities shall be such as to allow the provision of Interconnection Services by a local provider.

10.2	This Agreement does not cover out-of-system restoration and any out-of-system restoration of any ROU Capacity, if required, shall be subject to separate agreement.

11. Third Party Facilities and Services

11.1	Customer hereby acknowledges that certain portions of the Network are owned by third parties. Barak shall acquire such rights in the Network, as may be required to perform its obligations under this Agreement. Customer acknowledges that Network Owner has the right to vary any part of the Network used to route the ROU Capacity or any portion thereof and to use third-party services or facilities for the purpose of such variation, provided, that: (i) Such variation, in Network Owner’s reasonable opinion, shall not impair the technical performance, termination points and restorability, of the ROU Capacity under this Agreement; and (ii) Any third party services or facilities used for this purpose shall be maintained in accordance with best industry practices and shall meet the standards set out in the SLA.

11.2	Without releasing it from any obligations or duties hereunder, Barak shall be entitled at any time and from time to time, to use any of its Affiliates or subcontractors to perform any or all of such duties and/or obligations.

12. Term and Termination

12.1	This Agreement shall become effective as from the Effective Date and unless sooner terminated or extended in accordance with this Section 12, shall terminate on May 1, 2017 (the “Initial Term”) unless Customer has exercised its right according to section 12.2 hereinafter..

12.2	Customer may extend the Initial Term with respect to any and or all of the ROU Circuits/Capacity for an additional five (5) year term, by giving Barak notice in writing of such extension, not later than nine (9) months before expiration of the Initial Term for such ROU Circuits/Capacity. No additional payments shall be due with respect to such option or with respect to the period following the exercise of such option with the exception of O&M payments]. Notwithstanding anything else in this Agreement Customer shall have the right, with respect to any and or all of the ROU Circuits for which it exercised its right for an additional 5 years period, to notify Barak in writing following a 90 days advance notice, regarding the termination of any and or all of the ROU Circuits at any time during the 5 year period and without incurring any liabilities in connection therewith.

12.3	Each of the following events shall constitute an event of default (whether any such event shall be voluntary or involuntary or occur by operation of law or otherwise (each, a “Default Event”):

(a)	Customer’s failure to make payment of the Circuit ROU Charge (or any portion thereof) within thirty (30) Business Days of the date such payment is due; or its failure to make any other payment due under this Agreement within forty five (45) Business Days of the date such payment is due and failure has not been remedied to the reasonable satisfaction of Barak, at the expiry of fourteen (14) Business Days following Customer’s receipt of a written notice to that effect from Bank;

(b)	A Party being otherwise in breach of any material warranty or obligation under this Agreement, and such breach has not been remedied to the reasonable satisfaction of the other Party, at the expiry of thirty (30) Business Days following the defaulting Party’s receipt of a written notice to that effect, such notice to include a description of the breach (a “Default Notice”); and

(c)	Customer has suffered an Insolvency Event.

12.4	Upon the occurrence and during the continuance of any a Default Event, the non-defaulting Party may, at its option, declare this Agreement to be in default and in addition to any remedies provided under this Agreement or pursuant to applicable law, shall be entitled to terminate this Agreement, by giving to the other Party thirty (30) Business Days notice in writing to that effect. Customer hereby acknowledges that MN may elect to transfer Barak’s ROU capacity to an alternative network after May 1, 2012 and that Barak shall notify Customer, in a timely manner of any such notice in writing to that effect, which Barak receives from MN (the “Transfer Notice”). Such transfer shall not affect other rights and obligations of the Customer in accordance with this Agreement. Customer shall have the sole discretion whether to agree to such transfer, or to terminate this Agreement with Barak.

12.5	Except as expressly provided herein, no remedy is intended to be exclusive, but each shall be cumulative and in addition to and may be exercised concurrently with any other remedy available to a Party at law or in equity.

13. Force Majeure

Neither Party shall be in default under this Agreement if any failure or delay in performance is caused by an event beyond such Party’s reasonable control, including, but not limited to strikes or other labour problems; accidents; acts of God; fire; flood; adverse weather conditions; insurrections; lack of transportation; national emergencies; the imposition of any codes, ordinances, laws, rules, regulations or restrictions by any government, department, agency, commission, bureau or other instrumentality, civil or military, claiming jurisdiction over a Party; condemnation, war, , riots, civil disorderor national or regional instability; or any other cause beyond the reasonable control of either Party hereto (each: a “Force Majeure Event”). A Party invoking a Force Majeure Event shall give notice in writing to the other Party, stating in reasonable detail the nature of such Force Majeure Event. If a Force Majeure Event continues for more than ninety (90) days in effect, the Parties shall meet to consult and discuss, in good-faith, the termination of this Agreement only as to Circuit(s) affected by such Force Majeure Event, such termination as to such Circuit(s) to occur upon written notice to the other Party only following consultation as provided hereunder.

14. Limitation of Liability and Indemnification

14.1	Except as expressly detailed in this Agreement, Barak has not made and shall not be deemed to have made any representations or warranties with respect to the ROU Capacity. Customer hereby expressly waives all claims of such representations or warranties, express or implied, arising by law or otherwise (including any warranty of merchantability fitness for a particular purpose), with respect to any failure, delay in installation, cancellation of, non-conformance, temporary or permanent failure of or defect in the ROU Capacity.

14.2	Barak shall not be liable to Customer under this Agreement or otherwise in contract, tort, breach of statutory duty or otherwise for any loss of property, revenue, business, contracts, anticipated savings or profits, or for any loss suffered from third party-claims, or for any direct, indirect, special, general or consequential loss or damage whatsoever. Barak’s liability under this Agreement shall be limited solely and exclusively to the provisions of the SLA.

15. Confidentiality

15.1

The Parties hereby agree that if a Party or any of its Affiliates (the “Disclosing Party”) provides (or, prior to the execution hereof, has provided) confidential or proprietary information (“Proprietary Information”) to the other Party or any of its Affiliates (the “Receiving Party”), such Proprietary Information shall be held in strict confidence, and the Receiving Party shall afford such Proprietary Information not less than the same care and protection as it affords generally to its own confidential and proprietary information (which in any case shall be not less than reasonable care) in order to avoid disclosure to or unauthorized use by any third party. The Parties acknowledge and agree that this Agreement, including all of its terms, conditions, Schedules and attachments and all amendments and drafts thereof, constitutes Proprietary Information. All information disclosed by a Disclosing Party to a Receiving Party in connection with or pursuant to this Agreement, including prior to the date hereof, shall be deemed to be Proprietary Information. All Proprietary Information, unless otherwise specified in writing, shall be used by the Receiving Party only for the intended purpose, and such written Proprietary Information, including all copies thereof, shall be returned to the Disclosing Party or destroyed after the Receiving Party’s need for it has expired or upon the request of the Disclosing Party.

15.2	The provisions of Section 16.1 shall not apply to any Proprietary Information which (i) becomes publicly available other than through the Receiving Party; (ii) is required to be disclosed by a governmental or judicial law, order, rule or regulation; (iii) is independently developed by Receiving Party; or (iv) becomes relevant to the settlement of any dispute or enforcement of either Party’s rights under this Agreement in accordance with the provisions of this Agreement. If any Proprietary Information is required to be disclosed pursuant to proviso (ii) hereof, the Receiving Party shall promptly inform the Disclosing Party of the requirements of such disclosure.

15.3	Notwithstanding the provisions of Sub-Sections 16.1 and 16.2, a Receiving Party may disclose Proprietary Information to its employees, agents, financing institutions and legal, financial, and accounting advisors, provided that each such third party is notified of the confidential and proprietary nature of such Proprietary Information and is subject to or agrees to be bound by similar restrictions on its use and disclosure. The provisions of this Section 16 shall survive expiration or termination of this Agreement.

16. Assignment; Succession

16.1	Neither Party shall sell, assign, dispose or otherwise transfer this Agreement or any rights or obligations under this Agreement, in whole or in part, without the prior written consent of the other Party, which shall not be unreasonably delayed or withheld.

16.2	Subject to Sections 16.1, this Agreement, and each of the Parties’ respective rights and obligations hereunder, shall be binding upon and shall inure to the benefit of the parties hereto and each of their respective permitted successors and assigns.

17. Taxes

17.1	All payments made by Customer under this Agreement shall be made without any deduction or withholding for or on account of any Taxes or any charge imposed by a bank. If Customer is required by law to make any deduction or withholding from any payment due, then, notwithstanding anything to the contrary contained in this Agreement, the gross amount payable by Customer to Barak shall be adjusted, as may be required to ensure that the net amount received by Barak will not be less than the amount which would have received, had no such deduction or withholding been required. Customer hereby agrees to indemnify and to hold Barak harmless, on an after-tax basis, for any Taxes, interest or penalties imposed on Barak as a result of Customer’s failure to comply with the provisions of this Section 17.1.

The above shall apply for as long as Barak provides Customer with an exemption from the Israeli income tax authorities for withholding tax.

17.2	All payments due under this Agreement are exclusive of VAT. To the extent Barak shall be required under applicable laws to charge VAT for any amounts due hereunder, then such VAT charges shall be borne by the Customer.

18. Export Control

Each of the Parties shall comply with any law, rules, regulations, order and regulatory requirements pertaining to export and trade, as may be applicable to the performance of any of a Party’s obligations under this Agreement. Each of the Party’s shall take reasonable steps, including, without limitation, signing such documents, as may be reasonably required to insure compliance with such export or trade laws.

19. No Third Party Beneficiaries

This Agreement is not intended to provide third parties with any rights, entitlements, benefits, claims or cause of action (collectively: “Benefit”), nor is it intended to provide the Parties with any Benefit arising of any Party’s agreement or business arrangement with a third party. Each of the Parties hereby irrevocably waives any claim for such Benefit.

20. Warranties

Each of the Parties hereby represents and warrants to the other Party as follows:

(i)	It is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

(ii)	The execution, delivery and performance of this Agreement, have been duly authorized by all necessary corporate action by such Party; and

(iii)	With respect to each Party, this Agreement in its entirety constitutes a valid and binding obligation, and is enforceable in accordance with its terms.

21. Waiver of immunity

Each of the Parties expressly agrees that this Agreement and the transactions contemplated herein are private and commercial in nature and expressly and irrevocably waives any claim, argument or defense invoking immunity of any type whatsoever, including, without limitation, claims, arguments or defenses of sovereign immunity, act of state, immunity from service of process, immunity of any of a Party’s assets from pre-judgment or post-judgment attachment, order, injunction, levy, execution or immunity from the jurisdiction of any court or arbitral tribunal.

22. No Partnership

This Agreement does not and is not intended to create an agency, partnership, or joint venture between the Parties. Nothing contained herein shall be construed or interpreted to create, imply or constitute an agency, partnership or joint venture for any purpose and neither Party shall have any right, power or authority to create any obligation, express or implied, on behalf of the other in connection with the performance hereunder.

23. Governing Law: Jurisdiction and Language

23.1	This Agreement shall be interpreted and construed in accordance with the internal laws of Israel.

23.2	In the event of any dispute relating to or connected with this Agreement, the parties shall make every effort to resolve such dispute among themselves. If they are unsuccessful in doing so, the parties shall refer the dispute to arbitration before a sole arbitrator appointed by the parties within 60 days. [The arbitrator shall be a lawyer. In the absence of agreement between the parties about the identity of the arbitrator and within 60 days of either party requesting the matter to be referred to arbitration, the arbitrator shall be appointed by the Chairman of the Israeli Bar Association. The arbitrator shall be subject to the provisions of substantive law, but shall not be bound by the laws of evidence or civil procedure. The arbitrator shall give reasons for his decision in writing. The costs and expenses of the processes under this provision shall be borne equally by the parties. The arbitration shall take place in Jerusalem.]

23.3	This Agreement is made and executed in the English language, as its sole binding version.

24. Entire Agreement; Amendment; Waiver; Severability; Counterparts

24.1	This Agreement, together with any Schedules or attachments attached hereto or to be attached hereto, constitute the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersede any and all prior offers, solicitations, negotiations, understandings and agreements with respect hereto, whether oral or written.

24.2	This Agreement may only be modified or supplemented by an instrument in writing executed by a duly authorized representative of each of the Parties and delivered to the Party relying on the writing.

24.3	No failure to exercise and no delay in exercising, on the part of either Party hereto, any right, power or privilege hereunder shall operate as a waiver hereof, except as expressly provided herein. No waiver, consent or discharge shall be effected, except by an instrument in writing executed by the party against whom enforcement of such instrument is sought.

24.4	In the event any term of this Agreement shall be held invalid, illegal or unenforceable in whole or in part, neither the validity nor the construction of the remaining part of such term, nor the validity nor the construction of the remaining terms of this Agreement shall in any way be affected thereby.

24.5	This Agreement may be executed in several counterparts, each of which alone shall be deemed an original, all of which together shall constitute one and the same instrument.

25. Notices

25.1	All notices under this Agreement shall be sent by commercial overnight courier, or by certified letter, return receipt requested, or by facsimile transmission, to the addresses specified in below:

To Barak:	Barak I.T.C. 15 Hamelach Street, Cible Park Rosh Ha’ayin 48091 Israel

Fax: 972 3 9001070 Attn: Rouen Neuhaus

To Customer:	Internet Gold 1 Alexander Yannai st’ Sgula Industrial Park Petah-Tikwa, 49277 Israel Fax: 972 - 3 - 9399700 Attn: Arik Alster

25.2	All notices shall be deemed delivered: if sent by commercial overnight delivery service, one (1) business day after deposit; if sent by certified mail, five (5) days after deposit; or if sent by facsimile, upon verification of receipt. Any change to the name, address and facsimile number may be made at any time by giving fifteen (15) days prior written notice in accordance with this Section 26.

IN WITNESS WHEREOF THE PARTIES HEREUNTO PUT THEIR HANDS ands sign this Capacity Rights of Use Agreement:

[illegible]

Barak I.T.C.(1995) –the International Telecommunications Corp. Ltd.		Internet Gold – Golden Lines Ltd.

By:	Kamintz David	By:	Shaul Elovitch
Name:	CEO	Name:	Chairman
Title:		Title:
Date:	3/8/03	Date:	31/7/03